                                                                   Exhibit 11.01

                            BROOKS AUTOMATION, INC.

                  Computation of Net Income (Loss) Per Share

                   (in thousands, except per share amounts)

                                                     Six months ended                Three months ended
                                                         March 31,                       March 31,
                                                  1998           1997                  1998      1997
Net income (loss) applicable to common shares       $ (4,030)     $(1,504)           $(3,800)  $(1,544)
                                                    --------      -------            -------   -------

Weighted average shares outstanding:
   Common stock (basic share base)                   10, 080        7,600             10,107     7,625
   Assumed conversion of stock
    options/(1)/                                           -            -                  -         -
                                                    --------      -------            -------   -------
      Diluted share base                              10,080        7,600             10,107     7,625
                                                    ========      =======            =======   =======

   Net income (loss) per share - Basic              $  (0.40)     $ (0.20)           $ (0.38)  $ (0.20)
                                                    ========      =======            =======   =======

   Net income (loss) per share - Diluted            $  (0.40)     $ (0.20)           $ (0.38)  $ (0.20)
                                                    ========      =======            =======   =======

(1)  Excluded from computation due to anti-dilutive effect.

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